UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 23, 2011

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 23, 2011, in furtherance of its business plan, Function(x) Inc. (the “Company”), obtained a sixty-five (65%) percent ownership interest in TIPPT Media Inc., a Delaware corporation (“TIPPT”), which will sell coupons and/or discount codes on behalf of third parties to promote products via a variety of internet-based methods of electronic communications.   In consideration for its investment in TIPPT, the Company paid two million dollars ($2,000,000) in cash, foregave the repayment of a two-hundred and fifty thousand dollar ($250,000) promissory note owed to the Company by TIPPT LLC, a Delaware limited liability company and the minority stockholder of TIPPT, and agreed to issue a warrant to purchase one million shares of the Company’s common stock at an exercise price equal to 115% of the 20-day trading average of the Company’s common stock if certain performance conditions are met within 4 months of the closing of the transaction.

In connection with the transaction, the Company entered into a five-year Line of Credit Agreement, pursuant to which the Company may provide advances to TIPPT to finance its working capital obligations, in an aggregate principal amount not to exceed twenty-million dollars ($20,000,000), with an interest rate not to exceed four (4%) percent per annum.  In connection with the transaction, the Company also entered into a Stockholders Agreement with the other stockholders of TIPPT regarding, among other things, restrictions on the transfer of shares in TIPPT and the potential exchange under certain circumstances of all or a portion of the 35% interest in TIPPT held by TIPPT LLC into the Company’s common stock.

The descriptions of the Line of Credit Agreement and the Stockholders Agreement herein are not complete and are qualified in their entirety by reference to the full text of each of the Line of Credit Agreement and the Stockholders Agreement, a copy of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

10.1	Line of Credit Agreement

10.2	Stockholders Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC.

Date: December 29, 2011	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President

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